Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Trustees
Pebblebrook Hotel Trust:

We consent to the incorporation by reference in the registration statements on Form S-3 (File No. 333-194316) and Form S-8 (File Nos. 333-163638, 333-186324 and 333-214345) of Pebblebrook Hotel Trust of our reports dated February 23, 2017, with respect to the consolidated balance sheets of Pebblebrook Hotel Trust as of December 31, 2016 and 2015, and the related consolidated statements of operations and comprehensive income, equity and cash flows for each of the years in the three-year period ended December 31, 2016, the related financial statement schedule III, and the effectiveness of internal control over financial reporting as of December 31, 2016, which reports appear in the December 31, 2016 Annual Report on Form 10-K of Pebblebrook Hotel Trust.

/s/ KPMG LLP

McLean, Virginia
February 23, 2017